As filed with the Securities and Exchange Commission on May 26, 2022

Registration No. 333-196529

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

on

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOW Inc.

(Exact name of registrant as specified in its charter)

Delaware	46-4191184
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

7402 North Eldridge Parkway, Houston, Texas (Address, of registrant’s principal executive offices)	77041 (Zip Code)

NOW Inc. 401(k) and Retirement Savings Plan

(Full Title of Plan)

Raymond Chang

Vice President and General Counsel

7402 North Eldridge Parkway

Houston, Texas 77041

(Name and address of agent for service)

(281) 823-4700

(Telephone number, including area code, of agent for service)

Copies to:

J. Eric Johnson, Esq.

Winston & Strawn LLP

800 Capitol Street, Suite 2400

Houston, Texas 77002

(713) 651-2647

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

NOW Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to deregister certain shares of the Registrant’s common stock, par value $0.01 per share (the “Common Stock”), and plan interests pursuant to the NOW Inc. 401(k) and Retirement Savings Plan (the “Savings Plan”) that were previously registered by the Registrant pursuant to its Registration Statement on Form S-8 (File No. 333-196529) initially filed with the Securities and Exchange Commission on June 5, 2014.

As of July 24, 2020, the Registrant froze the Registrant’s stock fund under the Savings Plan. Accordingly, the Registrant is no longer issuing securities under the Savings Plan and no further investments in the Registrant’s securities may be made under the Savings Plan. Pursuant to the undertaking contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered that remain unissued at the termination of the offering, the Registrant is filing this post-effective amendment to the Registration Statement to deregister, and does hereby remove from registration, any shares of Common Stock and any plan interests in the Savings Plan registered but that remain unissued under the Registration Statement as of the date hereof. Although the Common Stock and related plan interests under the Savings Plan are being deregistered, this Post-Effective Amendment No. 1 shall not serve to reduce the number of shares of Common Stock registered under the Form S-8 or the number of shares of Common Stock subject to issuance pursuant to the Form S-8 under the other plan that was listed therein.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on May 26, 2022.

NOW INC.

By:	/s/ Raymond Chang
Name: Raymond Chang
Title: Vice President, General Counsel, and Secretary

No other person is required to sign this Post-Effective Amendment on behalf of the Registrant in reliance on Rule 478 under the Securities Act of 1933, as amended.

Pursuant to the requirements of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this Post-Effective Amendment No. 1 on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on May 26, 2022.

NOW INC. 401(K) AND RETIREMENT SAVINGS PLAN

By:	/s/ Raymond Chang
Raymond Chang
Member of the NOW Inc. Benefits Plan Administrative Committee